Exhibit 19.1

INSIDER TRADING POLICY FOR

TRADING IN ABC SECURITIES

General Statement

The following persons are subject to this Insider Trading Policy (this “Policy”) for the trading in securities of Apollo Asset Backed Credit Company LLC and its registered series, Apollo Asset Backed Credit Company LLC - Series I and Apollo Asset Backed Credit Company LLC - Series II (collectively, the “Company”):

•
All employees, partners, employee directors, and officers (each such person an “Apollo Employee”) of Apollo Global Management, Inc. and its consolidated subsidiaries (“Apollo”) and any immediate family1 member residing within the same household as any such Apollo Employee, or any other person or entity controlled by such person (e.g., partnerships in which such person is a general partner, trusts of which such person is a trustee, estates of which such person is an executor) or for which transactions in the Company’s securities are directed by any such person (each such person, a “Covered Related Person” and, together with each Apollo Employee, an “Apollo Covered Person”); and
•
Any director of the Company who is an “Independent Director” of the Company as defined under the Company’s Amended and Restated Limited Liability Company Agreement, as amended from time to time, or who is not an Apollo Employee (each, a “Non-Employee Director”) and any Covered Related Person (each such Covered Related Person, together with each Non-Employee Director, a “Non-Employee Director Covered Person”).

Non-Employee Director Covered Persons and Apollo Covered Persons are together herein referred to as “Covered Persons.”

Covered Persons may purchase, request the repurchase of or sell securities of the Company only in accordance with this Policy. Any Non-Employee Director or Apollo Employee who purchases, requests the repurchase of or sells securities of the Company other than in accordance with this Policy will be subject to discipline, up to and including termination. All Non-Employee Directors and Apollo Employees remain subject to any applicable securities reporting and other requirements under applicable securities laws, the Code of Business Conduct and Ethics of the Company and/or the applicable Apollo entity. In addition to any requirements set out in this Policy, any transaction in securities of the Company by an Apollo Employee is subject to all applicable policies and procedures adopted by Apollo with respect to insider trading and the use of material, nonpublic information. Exceptions to this policy must be evidenced by prior written approval of the Chief Compliance Officer or Chief Legal Officer of Apollo Global Management, Inc., or such person’s designee, as appropriate (the “Chief Compliance Officer”), which approval will only be given under extraordinary circumstances.

1 “Immediate family” means a Covered Person’s spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and persons with whom the Covered Person has an adoptive or in-law relationship.

Pre‑Clearance

Non-Employee Director Covered Persons

Before a Non-Employee Director Covered Person may purchase or sell securities of the Company, a written request must be made for approval to the Chief Compliance Officer. Non-Employee Directors must provide the information required by the “Non-Employee Director Trading Request Form for Trading in ABC Securities,” which is included with this Policy, and make the certifications contained therein. The completed form may be submitted via e mail.

Apollo Covered Persons

Before an Apollo Covered Person may purchase or sell securities of the Company, an Apollo Employee must submit a request via the personal trading system for approval by the Chief Compliance Officer.

This Policy does not apply to purchases of the Company’s securities pursuant to the Company’s distribution reinvestment plan (the “DRIP”) resulting from the reinvestment of distributions. This Policy does apply, however, to voluntary purchases of the Company’s securities resulting from additional contributions to the DRIP and to elections to participate, or to increase the level of participation, in the DRIP. This Policy also applies to sales of any securities of the Company purchased pursuant to the DRIP.

Short Sales or Transactions in Company-based Derivative Securities

Covered Persons may not engage in transactions of a speculative nature involving the Company securities at any time, including, but not limited to, the purchase or sale of put options. All Covered Persons are prohibited from short-selling the Company securities or engaging in transactions involving other Company-based Derivative Securities or that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company securities. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put option contracts, transacting in straddles, and the like. The receipt of grants of Derivative Securities issued under, or the exercise of options granted under, an equity incentive plan adopted by the Company is not prohibited by this Policy.

Short-Term Trading and Reporting Requirements

In addition, because of the registration of the Company’s securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, Non-Employee Directors and Apollo Employees who are directors, officers or ten percent beneficial owners (each an “Insider”) of a registered class of securities of the Company are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Securities Exchange Act of 1934 with respect to round-trip transactions in registered shares of the Company. Section 16(b) generally prohibits a round-trip transaction in registered shares of the Company in any period of less than six months by any Insider. Any profits made or losses avoided in a round-trip transaction by any Insider of the Company are recoverable by the Company, even if the round-trip transaction was done inadvertently. Insiders shall provide prompt notice to the Company of any respective transactions in Company securities to ensure compliance with applicable reporting requirements.

Compliance

Non-Employee Directors and Apollo Employees are responsible for assuring that their respective family members residing within the same household as any such Non-Employee Director or Apollo Employee, and entities controlled by any such Non-Employee Director or Apollo Employee comply with this Policy and all applicable securities laws, rules and regulations.

NON-EMPLOYEE DIRECTOR TRADING REQUEST FORM

FOR TRADING IN ABC SECURITIES

In accordance with the Insider Trading Policy for Trading in ABC Securities (the “Policy”), I request to enter into the following transaction in securities of Apollo Asset Backed Credit Company LLC (the “Company”):

Proposed Date of Transaction	Nature of Transaction (Purchase/Sale)	Number of Shares (or other Securities)

In making the above request, I certify on behalf of myself and, if applicable, on behalf of any immediate family2 member residing within the same household as me, or any other person or entity controlled by me or for which transactions in the Company’s securities are directed by me (all such persons, “Covered Persons”), that in purchasing or selling securities of the Company as permitted under the Policy, at the time of such purchase or sale, neither I nor any Covered Person, if applicable, is in possession of material, non‑public information about the Company, and that the transaction is in compliance with applicable law and all policies and procedures adopted by the Company with respect to insider trading and the use of material, non‑public information.

Submitted by:

Signature:

Date:

Approved by:

Signature:

Date:

2 “Immediate family” means a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings of the undersigned, and persons with whom the undersigned has an adoptive or in-law relationship.